                                                                 EXHIBIT (23)(A)

                        CONSENT OF KPMG PEAT MARWICK LLP

BOARD OF DIRECTORS
CENTER FINANCIAL CORPORATION

     We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Union Corporation of our report dated January 24, 1996, relating to the consolidated balance sheets of Center Financial Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 Form 10-K of Center Financial Corporation. The report refers to a change in the method of accounting for mortgage servicing rights, securities, income taxes and postretirement benefits.

                                         KPMG PEAT MARWICK LLP

Hartford, Connecticut
August 14, 1996